Exhibit 10.7

QUINTILES IMS HOLDINGS, INC.

DEFINED CONTRIBUTION EXECUTIVE RETIREMENT PLAN

As Amended and Restated

i

Table of Contents

(Continued)

ii

QUINTILES IMS HOLDINGS, INC.

DEFINED CONTRIBUTION EXECUTIVE RETIREMENT PLAN

As Amended and Restated Effective as of October 3, 2016

INTRODUCTION

Effective as of January 1, 2007, the IMS Heath Incorporated Defined Contribution Executive Retirement Plan was established to provide a means of ensuring the payment of a competitive level of retirement and survivor benefits, and thereby attract, retain and motivate a select group of executives (“Prior Plan”). This amended and restated Quintiles IMS Holdings, Inc. Defined Contribution Executive Retirement Plan (the “Plan”) represents a complete restatement of and continuation and assumption of the Prior Plan, effective upon the consummation of the merger of IMS Health Holdings, Inc. and Quintiles Transactional Holdings, Inc. on October 3, 2016 (the “Effective Date”). Upon the Effective Date, Quintiles IMS Holdings, Inc. has assumed this Plan and all rights and obligations of the Company hereunder.

Effective as of June 30, 2012, participation in the Plan is frozen and the allocation of Retirement Credits is discontinued with respect to periods beginning on or after such date.

ARTICLE 1 - DEFINITIONS

1.1    Affiliated Employer shall mean an entity affiliated with the Company.

1.2    Basic Disability Plan shall mean as to any Member the long-term disability plan of the Company or an Affiliated Employer pursuant to which long-term disability benefits are payable to such Member.

1.3    Basic Plan shall mean as to any Member or Vested Former Member the defined benefit pension plan of the Company or an Affiliated Employer intended to meet the requirements of Code Section 401(a) pursuant to which retirement benefits are payable to such Member or Vested Former Member or to the Designated Beneficiary of a deceased Member or Vested Former Member.

1.4    Basic Rate shall mean, with respect to any Member, the percentage specified in Appendix A to this Plan which is applicable to a Member whose Entry Age is the same as such Member’s Entry Age.

1.5    Benefit Payment Date shall mean the date on which a Member’s or Vested Former Member’s Retirement Benefit is paid to such Member or Vested Former Member in accordance with Section 3.2 or to such Member’s or Vested Former Member’s Designated Beneficiary in accordance with Section 4.1.

1.6    Board shall mean the Board of Directors of Quintiles IMS Holdings, Inc., except that any action authorized to be taken by the Board hereunder may also be taken by a duly authorized committee of the Board or its duly authorized delegees.

1.7    Cause A Member shall not be deemed to have been terminated for “Cause” under this Plan unless such Member shall have been terminated for “Cause” under the terms of such Member’s employment agreement or Change in Control Agreement with the Company, if any. If no such employment agreement or Change in Control Agreement containing a definition of “Cause” shall be in effect, for purposes of this Plan “Cause” shall mean a Member’s:

(a)    willful and continued failure to substantially perform his or her duties (other than any such failure resulting from incapacity due to physical or mental illness or Disability or any failure after the issuance of a notice of termination by the Member for Good Reason) which failure is demonstrably and materially damaging to the financial condition or reputation of the Company and/or its Affiliated Employers, and which failure continues more than 48 hours after a written demand for substantial performance is delivered to the Member by the Company, which demand specifically identifies the manner in which the Company believes that the Member has not substantially performed his or her duties; or

(b)    the willful engaging by the Member in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise.

No act, or failure to act, on the part of the Member shall be deemed “willful” unless done, or omitted to be done, by the Member not in good faith and without reasonable belief that his or her action or omission was in the best interest of the Company.

1.8    CEO shall mean the Chief Executive Officer of the Company.

1.9    Change in Control If a “Change in Control” shall have occurred or shall be deemed to have occurred under the terms of a Member’s or Vested Former Member’s Change in Control Agreement or employment agreement with the Company, if any, then a “Change in Control” shall be deemed to have occurred under this Plan. Otherwise a “Change in Control” shall be deemed to have occurred if:

(a)    any “Person” as such term is used for purposes of Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), becomes the “Beneficial Owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities;

(b)    during any period of 24 months (not including any period prior to the Effective Date), individuals who at the beginning of such period constitute the Board, and any new director (other than (i) a director nominated by a Person who has entered into an agreement with the Company to effect a transaction described in Sections 1.9(a), (c), or (d) hereof, (ii) a director nominated by any Person (including the Company) who publicly announces an intention to take or to consider taking actions (including, but not limited to, an actual or threatened proxy contest) which if consummated would constitute a Change in Control, or (iii) a director nominated by any Person who is the Beneficial Owner, directly or indirectly, of securities of the Company representing 10% or more of the combined voting power of the Company’s securities) whose election by the Board or nomination for election by the Company’s stockholders was approved in advance by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

(c)    any transaction (or series of transactions) is consummated under which the Company is merged or consolidated with any other company, other than a merger or consolidation (i) which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 66 2/3% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, and (ii) after which no Person holds 20% or more of the combined voting power of the then outstanding securities of the Company or such surviving entity;

(d)    a sale or disposition by the Company of all or substantially all of the Company’s assets is consummated or the stockholders of the Company approve a plan of complete liquidation of the Company; or

(e)    the Board adopts a resolution to the effect that, for purposes of this Plan, a Change in Control has occurred.

1.10    Change in Control Agreement shall mean any written agreement in effect between any Member or Former Member or Vested Former Member and the Company or an Affiliated Employer pursuant to which benefits may be payable to such Member or Former Member or Vested Former Member in connection with a Change in Control.

1.11    Code shall mean the Internal Revenue Code of 1986, as amended from time to time.

1.12    Committee shall mean the Leadership Development and Compensation Committee of the Board.

1.13    Common Stock shall mean the common stock, $0.01 par value, of the Company.

1.14    Company shall mean Quintiles IMS Holdings, Inc.

1.15    Compensation shall mean base salary, annual bonuses, commissions, overtime and shift pay, in each case prior to reductions for elective contributions under Sections 401(k), 125 and 132(f)(4) of the Code and deferred compensation under any nonqualified deferred compensation plan. Notwithstanding the foregoing, Compensation shall exclude severance pay (including, without limitation, severance pay under the Company’s Employee Protection Plan), stay-on bonuses, long-term bonuses, retirement income, change-in-control payments, contingent payments, amounts paid under this Plan or any other retirement plan or deferred compensation plan, income derived from stock options, stock appreciation rights and other equity-based compensation and other forms of special remuneration.

1.16    Designated Account shall mean the portion of a Member’s Retirement Account (if any) that is not the Stock Account.

1.17    Designated Beneficiary shall mean one or more persons, estates or other entities, designated in accordance with such procedures as may be specified by the Plan Administrator, that are entitled to receive benefits under the Plan upon the death of a Member or Vested Former Member and, in the absence of any such designation, the Member’s or Vested Former Member’s estate.

1.18    Disability or Disabled shall mean disability or disabled for purposes of the Basic Disability Plan.

1.19    Effective Date shall mean January 1, 2007. The effective date of this amendment and restatement shall mean October 3, 2016.

1.20    Entry Age shall mean a Member’s age on the date that such Member commences participation in the Plan in accordance with Section 2.1.

1.21    ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended.

1.22    Fair Market Value shall mean, with respect to a share of Common Stock, the closing price of a share of Common Stock on the stock exchange on which the shares of Common Stock are then listed or any established over-the-counter trading system on which dealings take place, or if no trades were made on any such day, the immediately preceding day on which trades were made.

1.23    Former Member shall mean (a) a Member whose employment with the Company or an Affiliated Employer terminates before he or she has completed five or more years of Service, or (b) a Member who was removed from participation in the Plan, in accordance with Section 2.2 hereof, before he or she has completed five or more years of Service.

1.24    Good Reason If a Member shall have terminated employment for “Good Reason” under the terms of such Member’s Change in Control Agreement or employment agreement with the Company, if any, then such Member shall be deemed to have terminated employment for “Good Reason” under this Plan. Otherwise “Good Reason” shall mean, without the Member’s express written consent, the occurrence of any of the following circumstances unless, such circumstances are fully corrected prior to the date of termination specified in the notice of termination given in respect thereof:

(a)    the assignment to the Member of any duties inconsistent with the Member’s position in the Company, or an adverse alteration in the nature or status of the Member’s responsibilities or the conditions of the Member’s employment;

(b)    a reduction by the Company in the Member’s annual base salary, target bonus or perquisites except for across-the-board perquisite reductions similarly affecting all senior executives of the Company and all senior executives of any Person, as such term is used for purposes of Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended, in control of the Company;

(c)    the relocation of the principal place of the Member’s employment to a location more than 50 miles from the location of such place of employment; for this purpose, required travel on the Company’s business will not constitute a relocation so long as the extent of such travel is substantially consistent with the Member’s customary business travel obligations;

(d)    the failure by the Company to pay to the Member any portion of the Member’s compensation or to pay to the Member any portion of an installment of deferred compensation under any deferred compensation program of the Company within seven days of the date such compensation is due;

(e)    the failure by the Company to continue in effect any material compensation or benefit plan in which the Member participated unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue the Member’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amounts of benefits provided and the level of the Member’s participation relative to other participants;

(f)    the failure of the Company to obtain a satisfactory agreement from any successor to the Company to fully assume the Company’s obligations and to perform under this Plan, as contemplated in Section 6.9 hereof;

(g)    with respect to any Member who is a party to an employment agreement or a Change in Control Agreement, any purported termination of such Member’s employment that is not effected pursuant to the notice provisions, if any, in such Member’s employment agreement or Change in Control Agreement.

1.25    Investment Credits shall mean notional additions to the Retirement Account determined in accordance with Section 3.1(d).

1.26    Member shall mean an employee of the Company or an Affiliated Employer who becomes a participant in the Plan pursuant to Section 2, but excludes any Former Member or Vested Former Member.

1.27    Past Service shall mean a Member’s Service as of the date of his or her commencement of participation in the Plan including Service prior to the Effective Date of this Plan. If a Member was employed by a company acquired by the Company or an Affiliated Employer after the Effective Date, such Member’s service with that company prior to the date of acquisition will not constitute Past Service hereunder unless otherwise approved by the Committee. Upon commencement of participation hereunder in accordance with Section 2.1 hereof, the Committee may limit any Service otherwise to constitute Past Service hereunder with respect to periods prior to the date of participation in the Plan. The foregoing notwithstanding, Past Service shall include the number of additional years (or other additional period) credited as “service” for purposes of Past Service under the Plan to the Member or Vested Former Member under this Plan or under an employment agreement between the Company or an Affiliated Employer and such person in effect at the time of such person’s Separation from Service, or otherwise approved by the Committee.

1.28    Past Service Contributions Rate shall mean, with respect to any Member, the percentage specified in Appendix A to this Plan which is applicable to a Member whose Past Service is the same as such Member’s Past Service.

1.29    Plan shall mean this Quintiles IMS Holdings, Inc. Defined Contribution Executive Retirement Plan, as embodied herein, and any amendments thereto.

1.30    Plan Administrator shall mean the Company, except that any action authorized to be taken by the Plan Administrator hereunder may also be taken by any committee or person(s) duly authorized by the Board or the duly authorized delegees of such duly authorized committee or person(s).

1.31    Potential Change in Control If a “Potential Change in Control” shall have occurred or shall be deemed to have occurred under the terms of a Member’s Change in Control Agreement or employment agreement with the Company, if any, then a “Potential Change in Control” shall be deemed to have occurred under this Plan. Otherwise a “Potential Change in Control” shall be deemed to have occurred if:

(a)    the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control;

(b)    any Person (including the Company), as defined in Section 1.9(a) hereof, publicly announces an intention to take or to consider taking actions which if consummated would constitute a Change in Control; or

(c)    the Board adopts a resolution to the effect that, for purposes of this Plan, a Potential Change in Control has occurred.

1.32    Regulations shall mean proposed and final Treasury Regulations, as the same may be amended from time to time.

1.33    Retirement shall mean a Member’s or Vested Former Member’s Separation from Service for any reason other than Cause after completing five years of Service or by reason of such Member’s or Vested Former Member’s Disability.

1.34    Retirement Account shall mean the notional account created and maintained for each Member and Vested Former Member, which shall be the sum of the Retirement Credits and Investment Credits thereon, as provided in Sections 3.1(c) and (d) hereof. A Member’s Retirement Account shall be comprised of a Designated Account and a Stock Account.

1.35    Retirement Benefit shall mean the benefit described in Section 3.1(b) hereof.

1.36    Retirement Credits shall mean notional additions to the Retirement Account determined in accordance with Section 3.1(c).

1.37    Separation from Service shall mean termination of employment with the Company and any Affiliated Employer. Whether a Member or Vested Former Member has had a Separation from Service shall be determined by the Plan Administrator on the basis of all relevant facts and circumstances and with reference to Regulations Section 1.409A-1(h).

1.38    Service shall mean a Member’s or Vested Former Member’s period of employment with the Company or an Affiliated Employer that is counted as Service according to the Service Counting Rules set forth in Appendix B, except that (a) Service prior to the date of commencement of participation in this Plan will be disregarded; and (b) no service of a Former Member or Vested Former Member during any period after removal from participation under Section 2.2 shall constitute Service for purposes of the Plan. The foregoing notwithstanding, there shall be included as Service the number of additional years (or other additional period) credited as “service” for purposes of the Plan to the Member or Former Member or Vested Former Member under this Plan or under an employment agreement between the Company or an Affiliated Employer and such person in effect at the time of such person’s Separation from Service, or otherwise approved by the Committee.

1.39    Specified Employee shall mean an employee who satisfies the requirements for being designated a “key employee” under Section 416(i)(1)(A)(i), (ii) or (iii) of the Code without regard to Section 416(i)(5) of the Code at any time during a calendar year, in which case such employee shall be considered a Specified Employee for the twelve-month period beginning on the first day of the fourth month immediately following the end of such calendar year. Notwithstanding the foregoing, no employee shall be a Specified Employee unless stock of a member of the Company’s controlled group of corporations, as defined in Section 414(b) of the Code, is publicly traded on an established securities market or otherwise.

1.40    Stock Account shall mean that portion of a Member’s Retirement Account the value of which is measured with reference to Common Stock. A Member’s Stock Account shall be credited with a number of Stock Units (as determined under Section 3.1(e) of the Plan).

1.41    Stock Account Effective Date shall mean February 26, 2010.

1.42    Stock Account Member shall mean a Member who has all or a portion of his or her Retirement Account allocated to the Stock Account.

1.43    Stock Unit means a bookkeeping entry of which one Stock Unit is the equivalent of one share of Common Stock.

1.44    Vested Former Member shall mean (a) a Member whose employment with the Company or an Affiliated Employer terminates on or after the date on which he or she has completed five or more years of Service, or (b) a Member who was removed from participation in the Plan, in accordance with Section 2.2 hereof, on or after the date on which he or she has completed five or more years of Service.

ARTICLE 2 - PARTICIPATION

2.1    Commencement of Participation. Such key executives of the Company and its Affiliated Employers as are designated by the CEO in writing and approved by the Committee shall participate in the Plan as of a date determined by the Committee before July 1, 2012. Effective as of June 30, 2012, participation in the Plan shall be frozen, and no executive shall commence or recommence participation after such date.

2.2    Termination of Participation. A Member’s participation in the Plan shall terminate upon his or her Separation from Service. Prior to Separation from Service, a Member may be removed, upon written notice by the CEO, and as approved by the Committee, from further participation in the Plan. As of the date of Separation from Service or removal, no further benefits shall accrue to such individual hereunder except as provided in Sections 3 and 6 hereof.

ARTICLE 3 - AMOUNT AND FORM OF BENEFITS

3.1    Retirement Benefit.

(a)    Eligibility. Upon the Retirement of a Member or Vested Former Member, he or she shall be entitled to the Retirement Benefit described in Section 3.1(b), payable in the form specified in Section 3.2.

(b)    Retirement Benefit. A notional Retirement Account shall be created and maintained for each Member and Vested Former Member and shall be the sum of the balance of the Retirement Credits and annual Investment Credits thereon, as provided in Sections 3.1(c) and (d), respectively and a Member’s Stock Account, as provided in Section 3.1(e). A Member’s or Vested Former Member’s Retirement Benefit shall be equal to the value of his or her Retirement Account, which shall be created and maintained solely for the purpose of calculating the Retirement Benefit under this Plan.

(c)    Retirement Credits.

(i)    For each calendar year ending before January 1, 2012, each Member shall have his or her Retirement Account credited with notional Retirement Credits in an amount equal to the Member’s Basic Rate times the Member’s Compensation for such calendar year. For the period beginning January 1, 2012 and ending June 30, 2012, each Member shall have his or her Retirement Account credited with notional Retirement Credits in an amount equal to the Member’s Basic Rate times the Member’s Compensation for such six-month period.

(ii)    In addition, for each calendar year during the period beginning with a Member’s first calendar year of participation in the Plan and ending on the earlier of (A) December 31 of the Member’s tenth calendar year of participation in the Plan or (B) December 31, 2011, such Member shall have his or her Retirement Account credited with an additional notional Retirement Credit in an amount equal to the Member’s Past Service Contributions Rate times the Member’s Compensation for such calendar year. For the period beginning January 1, 2012 and ending June 30, 2012, such Member shall have his or her Retirement Account credited with an additional notional Retirement Credit in an amount equal to the Member’s Past Service Contributions Rate times the Member’s Compensation for such six-month period, provided that calendar year 2011 was not the Member’s tenth calendar year of participation in the Plan (in which case he or she shall not receive an additional notional Retirement Credit for such six-month period).

(iii)    A Member’s Retirement Credits shall be allocated to the Member’s Retirement Account as of the end of each calendar year. Notwithstanding the foregoing, (A) Retirement Credits made with respect to the calendar year in which a Member’s Separation from Service occurs shall be made as soon as administratively practicable following such Separation from Service rather than at the end of such calendar year and in no event later than the Member’s Benefit Payment Date; and (B) Retirement Credits made with respect to the six-month period ending June 30, 2012 may be allocated as soon as administrative practicable following such date.

(iv)    Notwithstanding anything contrary in the Plan, after the Stock Account Effective Date, Retirement Credits shall only be credited to that portion of a Member’s Retirement Account that is the Designated Account.

(v)    Notwithstanding anything contrary in the Plan, the allocation of Retirement Credits shall be suspended effective as of June 30, 2012, and no Retirement Credits shall be credited to any Member’s Retirement Account with respect to any period beginning on or after such date.

(d)    Investment Credits. A Member’s or a Vested Former Member’s Retirement Account shall be credited as of the last day of each calendar year with a notional Investment Credit calculated by multiplying the Member’s or Vested Former Member’s Retirement Account as of such date (before the addition of any Retirement Credits for such calendar year) by the average of the annual yields at the end of each month in such calendar year on the AA-AAA Rated/10+ Years Component of the Merrill Lynch U.S. Corporate Master Index for such calendar year. Notwithstanding the foregoing, Investment Credits made with respect to the calendar year in which a Member’s or Vested Former Member’s Benefit Payment Date occurs shall be made on the basis of the average of the annual yields of the AA-AAA Rated/10+ Years Component of the Merrill Lynch U.S. Corporate Master Index at the end of each of the months immediately preceding the month in which occurs such Member’s or Vested Former Member’s Benefit Payment Date and shall be credited as of such Member’s or Vested Former Member’s Benefit Payment Date. Investment Credits will cease to be credited after the Member’s or Vested Former Member’s Benefit Payment Date. Notwithstanding anything contrary in the Plan, after the Stock Account Effective Date, Investment Credits shall only be credited to that portion of a Member’s Retirement Account that is the Designated Account.

(e)    Stock Account.

(i)    Notwithstanding the foregoing provisions of Section 3.1(d), a Member shall be permitted to make a one-time election (either as to a percentage or dollar amount of the Retirement Account) prior to the Stock Account Effective Date to have all or a portion of his or her Retirement Account as of the Stock Account Effective Date allocated to the Stock Account. This election must be filed with the Plan Administrator at the time and on such form or forms as the Plan Administrator shall determine. This election shall only apply to the amount credited to a Member’s Retirement Account as of the Stock Account Effective Date and shall not apply to any amounts credited to a Member’s Retirement Account after the Stock Account Effective Date.

(ii)    If a Member makes the election described in subsection (i) above, the number of Stock Units credited to the Member’s Stock Account shall be equal to that portion of the Member’s Retirement Account allocated to the Stock Account divided by $1. Unless a subsequent election is made pursuant to Section 3.1(f) below, on the Benefit Payment Date a Member’s Stock Account shall be distributed in the form of shares of Common Stock, with each Stock Unit credited to the Stock Account entitling the Member to receive one share of Common Stock, subject to withholding as provided in Section 6.7.

(f)    Subsequent Stock Account Elections. In the event that an IPO is consummated prior to a Member’s Benefit Payment Date, a Stock Account Member shall be permitted to elect at any time to have any portion of the Stock Units allocated to the Stock Account reallocated to a Designated Account. The amount so reallocated shall be equal to the Stock Units with respect to which the reallocation election is made multiplied by the Fair Market Value of a share of Common Stock. To the extent a Member does not make any reallocation election, his or her Stock Account shall continue to be denominated in Stock Units. Once a reallocation election is made, a Member may not elect to reallocate any such amounts to the Stock Account. Any election contemplated by this subsection (f) must be filed with the Plan Administrator on such form or forms and in accordance with procedures as the Plan Administrator may reasonably determine.

(g)    Stock Account Adjustments. Each Member’s Stock Account shall be adjusted in accordance with the following as of the last day of each calendar year and as of the Benefit Payment Date: (i) the balance of a Member’s Stock Account shall be determined by multiplying the number of Stock Units then allocated to the Member’s Stock Account by the Fair Market Value of a share of Common Stock; and (ii) if the outstanding shares of Common Stock shall at any time be changed by recapitalization, consolidation, combination, stock dividend or split, or other change in capitalization, the Plan Administrator shall make appropriate adjustments to the Stock Units allocated to the Stock Account as would apply if the Member held shares of Common Stock directly. If a stock dividend is paid to holders of Common Stock, on the date on which such dividend is paid, a Member’s Stock Account shall be credited with additional Stock Units equal to the number of shares of Common Stock that the Member would have received had the Member held shares of Common Stock directly. For avoidance of doubt, if cash dividends are paid in respect of shares of Common Stock, the amount that would have been paid to the Member had he or she held shares of Common Stock directly shall be credited to the Designated Account on the date on which such dividend is paid.

3.2    Time and Form of Payment.

(a)    An employee may elect, on forms to be provided by the Plan Administrator, the Benefit Payment Date of any Retirement Benefit to which the Member may become entitled under the Plan. The Member may elect any age or date at which the Member’s Retirement Benefit shall be paid following the Member’s Retirement. The form of payment, however, shall be a lump sum. The election must be filed with the Plan Administrator on such form or forms as the Plan Administrator may require within 30 days after the Member’s commencement of participation in order to be effective; provided, however, that if the Member is a participant in another account balance plan, within the meaning provided in Regulations Section 1.409A-1(c)(2)(B), that is required to be aggregated with this Plan, such election must be made before the Member’s commencement of participation in this Plan. Notwithstanding the foregoing, a Member shall be permitted to make the election described in this Section 3.2(a) if the election is filed with the Plan Administrator on or before December 31, 2008 provided that any election filed in 2007 may apply only to amounts that would not otherwise be payable in 2007 and may not cause an amount to be paid in 2007 that would not otherwise be payable in 2007 and any election filed in 2008 may apply only to amounts that would not otherwise be payable in 2008 and may not cause an amount to be paid in 2008 that would not otherwise be payable in 2008.

(b)    In the absence of an effective Benefit Payment Date election under Section 3.2(a), a Member shall be deemed to have elected that the Member’s Retirement Benefit shall be paid in a lump sum on the first day of the calendar month next following the calendar month in which the Member’s Retirement occurs.

(c)    Anything in this Plan to the contrary notwithstanding, payment to any Specified Employee upon Separation from Service shall not be made before the date that is six months after the date of Separation from Service (or, if earlier, the date of death of such Specified Employee). The six-month delay in payment described herein shall not apply, however, to any payment made under the circumstances described in Section 3.2(e). The Retirement Account of a Member or Vested Former Member who is a Specified Employee which is subject to the six-month delay in payment described in this Section 3.2(c) shall continue to be credited with Investment Credits and dividends credits in accordance with Sections 3.1(d) and 3.1(g), as applicable, following such Separation from Service until such Member’s or Vested Former Member’s Benefit Payment Date, but not Retirement Credits.

(d)    A Participant who has made or been deemed to make a Benefit Payment Date election under Section 3.2(a) or (b) (“initial election”) may make one subsequent election, on forms to be provided by the Plan Administrator, to delay the time of payment of the Member’s Retirement Benefit under the following conditions:

(i)    Any subsequent election must be filed with the Plan Administrator at least 12 months prior to earliest date on which the Retirement Benefit could be payable pursuant to the Member’s initial election, and shall not be effective before the first anniversary of the date on which such election is filed with the Plan Administrator.

(ii)    The Benefit Payment Date must be deferred by not less than five years from the date on which the Member’s Retirement Benefit would have been paid under the Member’s initial election.

(e)    The provisions of Sections 3.2(a) through (d) to the contrary notwithstanding, a payment to or on behalf of a Member or Vested Former Member shall be accelerated under each of the following circumstances:

(i)    if payment is required to be made to an individual other than the Member or Vested Former Member to fulfill a domestic relations order as defined in Section 414(p)(1)(B) of the Code;

(ii)    to the extent that payment is reasonably necessary to avoid the violation of an applicable Federal, state, local or foreign ethics law or conflicts of interest law as provided in Regulations Section 1.409A-3(j)(4)(iii); or

(iii)    if all or a portion of the Retirement Benefit payable to a Member, Vested Former Member or Designated Beneficiary constitutes taxable income to such Member, Vested Former Member or Designated Beneficiary for any taxable year that is prior to the taxable year in which such Retirement Benefit is to be paid to such Member, Vested Former Member or Designated Beneficiary as a result of the Plan’s failure to comply with the requirements of Section 409A of the Code and the Regulations thereunder, the Retirement Benefit shall be immediately paid to such Member, Vested Former Member or Designated Beneficiary to the extent that such Retirement Benefit is required to be included in income. As provided in Section 6.8, the Company shall reimburse such Member, Vested Former Member or Designated Beneficiary on a fully grossed-up and after-tax basis for any tax penalty or interest payable in connection with such income inclusion (so that the recipient of such reimbursement is held economically harmless).

(f)    The provisions of Sections 3.2(a) through (d) to the contrary notwithstanding, a payment to a Member or Vested Former Member (or his or her Designated Beneficiary) may be delayed to a date after the designated Benefit Payment Date if calculation of the amount of the payment is not administratively practicable due to events beyond the control of the Member or Vested Former Member (or his or her Designated Beneficiary) and such delay is for reasons that are commercially reasonable, provided that payment is made as soon as payment is administratively practicable. Investment Credits under Section 3.1(d) and dividend credits under Section 3.1(g) will continue to be credited to the Member’s or Vested Former Member’s Retirement Account during the period of any such delay until such Member’s or Vested Former Member’s Benefit Payment Date.

3.3    Nonpayment of Benefits. Subject to Section 3.6 hereof, no benefits shall be paid to a Member, Vested Former Member or Designated Beneficiary if the Member or Vested Former Member has:

(a)    become a stockholder (unless such stock is listed on a national securities exchange or traded on a daily basis in the over-the-counter market and the Member’s or Vested Former Member’s ownership interest is not in excess of 2% of the company whose shares are being purchased), employee, officer, director or consultant of or to a company, or a member or an employee of or a consultant to a partnership or any other business or firm, which competes with any of the businesses identified in the Company’s Employee Protection Plan, or such Member or Vested Former Member accepts any form of compensation from such competing entity;

(b)    been discharged from employment with the Company or any Affiliated Employer for Cause;

(c)    failed to retain in confidence any and all confidential information concerning the Company or any Affiliated Employer and its respective business which was known or became known to the Member or Vested Former Member, except as otherwise required by law and except information (i) ascertainable or obtained from public information, (ii) received by the Member or Vested Former Member at any time after the Member’s or Vested Former Member’s Separation from Service, from a third party not employed by or otherwise affiliated with the Company or any Affiliated Employer, or (iii) which was or became known to the public by any means other than a breach of this Section 3.3; or

(d)    made disparaging comments about the Company or any Affiliated Employer in any communications, written or oral, with any individual, company, government body or agency or any other entity whatsoever. For purposes hereof, “disparage” shall mean any communication, including, but not limited to, any statements, actions or insinuations, made either directly or through a third party, that would tend to lessen the standing or stature of the Company or any Affiliated Employer in the eyes of a customer, a prospective customer, a shareholder or a prospective shareholder.

3.4    Notification of Nonpayment of Benefits. Subject to Section 3.6 hereof, in any case described in Section 3.3, the Member, Vested Former Member or Designated Beneficiary shall be given prior written notice that no benefits will be paid to such Member, Vested Former Member or Designated Beneficiary and shall be provided an opportunity to be heard prior to any such nonpayment of benefits. Such written notice shall specify the particular act(s), or failures to act, and the basis on which the decision not to pay his or her benefits has been made.

3.5    Repayment of Benefits. Subject to Section 3.6 hereof, a Member or Vested Former Member who is paid his or her Retirement Benefit, shall receive such Retirement Benefit subject to the condition that if such Member or Vested Former Member engages in any of the acts described in Section 3.3, then such Member or Vested Former Member shall, within 60 days after written notice by the Company specifying the particular act(s), or failures to act, and the basis on which the decision to recover such Retirement Benefit has been made, repay to the Company the entire amount of the Retirement Benefit previously paid to such Member or Vested Former Member.

3.6    Change in Control.

Anything in this Plan to the contrary notwithstanding:

(a)    Any Member whose employment with the Company or an Affiliated Employer is involuntarily terminated by the Company or an Affiliated Employer at or within five years following a Change in Control for a reason other than Cause or whose employment is voluntarily terminated by the Member with Good Reason at or within five years following a Change in Control shall be deemed to have completed five years of Service for purposes of determining such Member’s entitlement to his or her Retirement Benefit.

(b)    Any Member whose employment with the Company or an Affiliated Employer is involuntarily terminated by the Company or an Affiliated Employer at or within two years following a Change in Control for a reason other than Cause or whose employment is voluntarily terminated by the Member with Good Reason at or within two years following a Change in Control shall be credited with Retirement Credits at such Member’s Basic Rate and Retirement Credits at such Member’s Past Service Contributions Rate, determined:

(i)    on the basis of the Member’s annual base salary in effect immediately prior to the Member’s Separation from Service plus the greater of the Member’s annual target bonus for the year in which the Separation from Service occurs or, if no such target bonus has yet been determined for such year, the annual bonus actually earned in the year immediately preceding the year in which the Separation from Service occurs; and

(ii)    for the period with respect to which such Member is entitled to severance benefits under the Employee Protection Plan or under an employment, change in control, separation or other agreement between the Member and the Company, whichever shall apply to such Member and regardless of whether such severance benefits are denominated as such or are payable in installments over such period or in a lump sum;

provided, however, that the cumulative Past Service Contributions credited to a Member’s Account under Section 3.1(c) and under this Section 3.6(b) shall not exceed the Past Service Contributions that would have been credited to such Member’s Account under Section 3.1(c) had such Member participated in the Plan for ten calendar years. Such Retirement Credits shall be credited as soon as practicable following the Member’s Separation from Service rather than at the end of the calendar year and in no event later than the Member’s Benefit Payment Date. Payment of the Member’s Retirement Benefit shall be made at the time and in the form provided in Section 3.2.

(c)    In the event of a Potential Change in Control or Change in Control prior to the Stock Account Effective Date, the Company shall, not later than 15 days thereafter, have established one or more so-called “rabbi” trusts and shall deposit therein cash in an amount sufficient to provide for full payment of all potential benefits payable under the Plan at or following a Change in Control; provided, however, that no such deposit shall be made if it would cause a violation of the funding limitations of Section 409A(b)(3) of the Code or the Member shall have waived the Company’s obligation to deposit any amount related to his or her benefit under the Plan. Such rabbi trust(s) shall be irrevocable and shall provide that the Company may not, directly or indirectly, use or recover any assets of the trust(s) until such time as all obligations which potentially could arise hereunder have been settled and paid in full, subject only to the claims of creditors of the Company in the event of insolvency or bankruptcy of the Company; provided, however, that if no Change in Control has occurred within two years after such Potential Change in Control, such rabbi trust(s) shall at the end of such two-year period become revocable and may thereafter be revoked by the Company.

(d)    The provisions of Sections 3.3 through 3.5 shall be of no force or effect with respect to any Member whose employment with the Company or an Affiliated Employer is involuntarily terminated by the Company or an Affiliated Employer at or within two years following a Change in Control for a reason other than Cause or whose employment is voluntarily terminated by the Member with Good Reason at or within two years following a Change in Control.

ARTICLE 4 - DEATH BENEFITS

4.1    Death Prior to Benefit Payment Date. Upon the death of a Member or Vested Former Member, prior to his or her Benefit Payment Date, any such Member shall be deemed to have completed five years of Service for purposes of determining his or her entitlement to a Retirement Benefit under Section 3.1(a) and such Member’s or Vested Former Member’s Designated Beneficiary will be entitled to receive 100% of the Retirement Benefit that would have been provided from the Plan had the Member or Vested Member had a Separation from Service on the date of death, payable in a lump on the first day of the month next following the month in which such Member’s or Vested Former Member’s death occurred.

4.2    Death On or After Benefit Payment Date. No additional benefit shall be payable to the Designated Beneficiary of a Member or Vested Former Member who was previously paid his or her Retirement Benefit.

ARTICLE 5 - PLAN ADMINISTRATOR

5.1    Duties and Authority. The Plan Administrator shall be responsible for the administration of the Plan and may delegate to any management committee, employee, director or agent its responsibility to perform any act hereunder, including, without limitation, those matters involving the exercise of discretion; provided, that such delegation shall be subject to revocation at any time at the Plan Administrator’s discretion. The Plan Administrator shall have the sole discretion to determine all questions arising in connection with the Plan, to interpret the provisions of the Plan and to construe all of its terms, to adopt, amend, and rescind rules and regulations for the administration of the Plan, and generally to conduct and administer the Plan and to make all determinations in connection with the Plan as may be necessary or advisable. All such actions of the Plan Administrator shall be conclusive and binding upon all Members, Former Members, Vested Former Members, Designated Beneficiaries and other persons.

5.2    Presentation of Claims. Claims for benefits shall be filed in writing with the Plan Administrator. Written or electronic notice of the disposition of a claim shall be furnished to the claimant within 90 days after the claim is filed (or within 180 days if special circumstances require an extension of time for processing the claim and if notice of such extension and circumstances is provided to the claimant within the initial 90-day period.)

5.3    Claims Denial Notification. If a claim is wholly or partially denied, the Plan Administrator shall furnish to the claimant a written notice setting forth in a manner calculated to be understood by the claimant:

(a)    the specific reason(s) for denial;

(b)    specific reference(s) to pertinent Plan provisions on which any denial is based;

(c)    a description of any additional material or information necessary for the claimant to perfect the claim, and an explanation of why such material or information is necessary;

(d)    an explanation of the Plan’s claims review procedures and the applicable time limits for such procedures; and

(e)    a statement that the claimant has a right to bring a civil action under Section 502(a) of ERISA following an adverse determination on review.

5.4    Claims Review Procedure. Upon a denial, the claimant is entitled (either in person or by his duly authorized representative) to:

(a)    request a subsequent review of the claim by the Plan Administrator upon written application for review made to the Plan Administrator. In the case of a denial as to which written notice of denial has been given to the claimant, any such request for review of the claim must be made within 60 days after receipt by the claimant of such notice. A claimant must submit a written application for review before the claimant is permitted to bring a civil action for benefits;

(b)    review pertinent documents relating to the denial; and

(c)    submit written comments, documents, records and other information relating to the claim.

5.5    Timing. The Plan Administrator shall make its decision and notify the claimant with respect to a claim not later than 60 days after receipt of the request. Such 60-day period may be extended for another period of 60 days if the Plan Administrator finds that special circumstances require an extension of time for processing and notice of the extension and special circumstances is provided to the claimant within the initial 60-day period.

5.6    Final Decision. The claim for review shall be given a full and fair review that takes into account all comments, documents, records and other information submitted that relates to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The Plan Administrator shall provide the claimant with written or electronic notice of the decision in a manner calculated to be understood by the claimant. The notice shall include specific reasons for the decision, specific references to the pertinent Plan provisions on which the decision is based, a statement that the claimant has a right to bring a civil action under Section 502(a) of ERISA, and a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records and other information relevant to the claim. A document is relevant to the claim if it was relied upon in making the determination, was submitted, considered or generated in the course of making the determination or demonstrates that benefit determinations are made in accordance with the Plan and that Plan provisions have been applied consistently with respect to similarly situated claimants.

5.7    Delayed Payments. If the Plan Administrator shall approve the payment of a claim for benefits filed in accordance with the claims procedures set forth hereinabove, Investment Credits under Section 3.1(d) and dividend credits under Section 3.1(g) will continue to be credited to the Member’s or Vested Former Member’s Retirement Account during the period of any delay in payment pending the resolution of such claim.

ARTICLE 6 - MISCELLANEOUS

6.1    Amendment; Suspension. The Board, may, in its sole discretion suspend or amend this Plan at any time or from time to time, in whole or in part and the Employee Benefits Committee of the Company may amend the Plan without the approval of the Board with respect to amendments that such Committee determines do not have a significant effect on the cost of the Plan; provided, however, that no such suspension or amendment of the Plan may (a) adversely affect a Member’s or Vested Former Member’s benefit under the Plan to which he or she has become entitled in accordance with the Plan as in effect on the date immediately preceding the date of such suspension or amendment, or (b) adversely affect a Member’s or Vested Former Member’s right or the right of a Designated Beneficiary to receive a benefit in accordance with the Plan as in effect on the date immediately preceding the date of such suspension or amendment, or (c) cause any payment that a Member, Vested Former Member or Designated Beneficiary is entitled to receive under this Plan to become subject to an income tax penalty or interest payable under Section 409A of the Code. Notwithstanding the foregoing, in the event of any suspension or amendment of the Plan at or within five years following a Change in Control which has the effect of suspending or reducing the Retirement Credits and/or Investment Credits payable in accordance with Sections 3.1(c) and (d) of the Plan or in the event of the removal of a Member from participation in the Plan pursuant to Section 2.2 within five years following a Change in Control, all Members in the Plan affected by such suspension or amendment or removal shall be deemed to have completed five years of Service as of the date of such suspension or amendment or removal for purposes of determining such Members’ entitlement to their Retirement Benefits under this Plan and in the event that such suspension or amendment or removal occurs with two years following a Change in Control, all such Members shall be entitled to Retirement Credits at their Basic Rate and Retirement Credits at their Past Service Contributions Rate, determined:

(a)    on the basis of the Member’s annual base salary in effect immediately prior to the effective date of the suspension or amendment or removal, as the case may be, plus the greater of the Member’s annual target bonus for the year in which such suspension or amendment or removal is effective or, if no such target bonus has yet been determined for such year, the annual bonus actually earned in the year immediately preceding the year in which such suspension or amendment or removal is effective; and

(b)    for the period with respect to which such Member would be entitled to severance benefits under the Employee Protection Plan or under an employment, change in control, separation or other agreement between the Member and the Company, whichever shall apply to such Member, if such Member had a Separation from Service in the year in which such suspension or amendment or removal is effective, regardless of whether such severance benefits would be denominated as such or would be payable in installments over such period or in a lump sum;

provided, however, that the cumulative Past Service Contributions credited to a Member’s Account under Section 3.1(c) and under this Section 6.1 shall not exceed the Past Service Contributions that would have been credited to such Member’s Account under Section 3.1(c) had such Member participated in the Plan for ten calendar years. Such Retirement Credits shall be credited prior to such suspension or amendment or removal. Payment of the Member’s Retirement Benefit shall be made at the time and in the form provided in Section 3.2.

6.2    Termination. This Plan may be terminated and lump sum distributions made to Members, Vested Former Members (or their Designated Beneficiaries) of their Retirement Accounts hereunder only in accordance with one of the following methods:

(a)    within twelve months of a dissolution of the Company taxed under Section 331 of the Code, or with the approval of a bankruptcy court pursuant to 11 U.S.C. Section 503(b)(1(A), provided that Members’ or Vested Former Members’ Retirement Benefits are included in their gross incomes in the latest of : (i) the calendar year in which the Plan termination and liquidation occurs; or (ii) the first calendar year in which the payment is administratively practicable;

(b)    within the thirty days preceding or the twelve months following a change in control as defined in Regulations Section 1.409A-2(g)(4)(i), provided that all agreements, methods, programs, and other arrangements sponsored by the service recipient, as defined in Regulations Section 1.409A-1(g), immediately after the time of the change in control event with respect to which deferrals of compensation are treated as having been deferred under a single plan under Regulations Section 1.409A-1(c)(2) are terminated and liquidated with respect to each participant who experienced the change in control event, so that under the terms of the termination and liquidation all such participants are required to receive all amounts of compensation deferred under the terminated agreements, methods, programs, and other arrangements within twelve months of the date the service recipient irrevocably takes all necessary action to terminate and liquidate the agreements, methods, programs, and other arrangements, provided that the service recipient with the discretion to liquidate and terminate the agreements, methods, programs, and other arrangements is the service recipient that is primarily liable immediately after the transaction for the payment of the deferred compensation;

(c)    (i) the termination and liquidation does not occur proximate to a downturn in the financial health of the Company; (ii) all arrangements sponsored by the Company that would be aggregated with any terminated arrangement under Regulations Section 1.409A-1(c) if the same Member or Vested Former Member participated in all of the arrangements are terminated; (iii) no payments other than payments that would be payable under the terms of the arrangements if the termination had not occurred are made within twelve months of the date the Company takes all necessary action to irrevocably terminate and liquidate the arrangements; (iv) all payments are made within twenty-four months of the date the Company takes all necessary action to irrevocably terminate and liquidate the arrangements; and (v) the Company does not adopt a new arrangement that would be aggregated with any terminated arrangement under Regulations Section 1.409A-1(c) if the same Member or Vested Former Member participated in both arrangements, at any time within three years following the date the Company takes all necessary action to irrevocably terminate and liquidate the arrangements; or

(d)    such other events and conditions as the Internal Revenue Service may prescribe.

Anything in this Section 6.2 to the contrary notwithstanding, no such termination of the Plan may (i) adversely affect a Member’s or Vested Former Member’s benefit under the Plan to which he or she has become entitled in accordance with the Plan as in effect on the date immediately preceding the date of such termination, or (ii) adversely affect a Member’s or Vested Former Member’s right or the right of a Designated Beneficiary to receive a benefit in accordance with the Plan as in effect on the date immediately preceding the date of such termination, or (iii) cause any payment that a Member, Vested Former Member or Designated Beneficiary is entitled to receive under this Plan to become subject to an income tax penalty or interest payable under Section 409A of the Code. Notwithstanding the foregoing, in the event of any termination of the Plan at or within five years following a Change in Control, all Members in the Plan shall be deemed to have completed five years of Service as of the date of such termination for purposes of determining such Members’ entitlement to their Retirement Benefits under this Plan and in the event of termination of the Plan at or within two years following a Change in Control all such Members shall be entitled to Retirement Credits at their Basic Rate and Retirement Credits at their Past Service Contributions Rate, determined:

(A)    on the basis of the Member’s annual base salary in effect immediately prior to the effective date of such termination of the Plan plus the greater of the Member’s annual target bonus for the year in which the termination is effective or, if no such target bonus has yet been determined for such year, the annual bonus actually earned in the year immediately preceding the year in which the termination is effective; and

(B)    for the period with respect to which such Member would be entitled to severance benefits under the Employee Protection Plan or under an employment, change in control, separation or other agreement between the Member and the Company, whichever shall apply to such Member, if such Member had a Separation from Service in the year in which such termination is effective, regardless of whether such severance benefits would be denominated as such or would be payable in installments over such period or in a lump sum;

provided, however, that the cumulative Past Service Contributions credited to a Member’s Account under Section 3.1(c) and under this Section 6.2 shall not exceed the Past Service Contributions that would have been credited to such Member’s Account under Section 3.1(c) had such Member participated in the Plan for ten calendar years. Such Retirement Credits shall be credited prior to such termination of the Plan. Payment of the Member’s Retirement Benefit shall be made at the time and in the form provided in Section 3.2.

6.3    No Employment Rights. Nothing contained herein will confer upon any Member, Former Member or Vested Former Member the right to be retained in the service of the Company or any Affiliated Employer, nor will it interfere with the right of the Company or any Affiliated Employer to discharge or otherwise deal with Members, Former Members or Vested Former Members with respect to matters of employment.

6.4    Unfunded Status. Members and Vested Former Members shall have the status of general unsecured creditors of the Company, and this Plan constitutes a mere promise by the Company to make benefit payments at the time or times required hereunder. It is the intention of the Company that this Plan be unfunded for tax purposes and for purposes of Title I of ERISA and any trust created by the Company and any assets held by such trust to assist the Company in meeting its obligations under the Plan shall meet the requirements necessary to retain such unfunded status.

6.5    Arbitration. Any dispute or controversy arising under or in connection with the Plan shall be settled exclusively by arbitration in Fairfield, Connecticut in accordance with the rules of the American Arbitration Association in effect at the time of such arbitration. The Company shall promptly pay or reimburse on a fully grossed-up and after-tax basis (so that the recipient of such reimbursement is held economically harmless) all reasonable costs and expenses (including fees and disbursements of counsel and pension experts) incurred to assert rights under this Plan for so long as such rights may exist or in any proceeding in connection therewith brought by a Member, Vested Former Member or Designated Beneficiary, whether or not such Member, Vested Former Member or Designated Beneficiary is ultimately successful in enforcing such rights or in such proceeding; provided, however, that no reimbursement shall be owed with respect to expenses relating to any unsuccessful assertion of rights or proceeding if and to the extent that such assertion or proceeding was initiated or maintained in bad faith or was frivolous as determined by the arbitrators or a court having jurisdiction over the matter. The amount of expense eligible for reimbursement in any one taxable year of the Member, Vested Former Member or Designated Beneficiary shall not affect the amount of expense eligible for reimbursement in any other taxable year of the Member, Vested Former Member or Designated Beneficiary. The reimbursement of expenses shall be made each calendar quarter and not later than the last day of the taxable year of the Member, Vested Former Member or Designated Beneficiary in which the expense was incurred. The right to reimbursement of any expense under this Section 6.5 shall not be subject to liquidation or exchange for another benefit.

6.6    No Alienation. Except as otherwise provided in Section 3.2(e)(i), a Member’s or Vested Former Member’s right to benefit payments under the Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by creditors of such Member or Vested Former Member or his or her Designated Beneficiary.

6.7    Withholding. The Company may withhold from any benefit under the Plan an amount sufficient to satisfy its tax withholding obligations. Except with respect to any Member whose employment is terminated for Cause or voluntarily resigns without Good Reason (other than Retirement, as defined in the Company’s 2010 Equity Incentive Plan) before February 26, 2015, a Member may elect to have his or her tax withholding obligations in respect of his or her Stock Account satisfied by having shares of Common Stock held back by the Company with a Fair Market Value equal to the minimum amount of such tax withholding obligations.

6.8    Governing Law. The Plan shall be governed by and construed in accordance with the laws of the State of Connecticut applicable to contracts made and to be performed in such state to the extent not preempted by federal law. Anything in this Plan to the contrary notwithstanding, the terms of this Plan shall be interpreted and applied in a manner consistent with the requirements of Section 409A of the Code and the Regulations thereunder so as not to subject any Member, Vested Former Member or Designated Beneficiary to the payment of any tax penalty or interest which may be imposed by Section 409A of the Code and the Company shall have no right to accelerate or make any payment under this Plan except to the extent such action would not subject any Member, Vested Former Member or Designated Beneficiary to the payment of any tax penalty or interest under Section 409A of the Code. If a Member, Vested Former Member or Designated Beneficiary becomes subject to any tax penalty or interest under Section 409A of the Code by reason of his or her participation in this Plan, the Company shall reimburse such Member, Vested Former Member or Designated Beneficiary, as the case may be, on a fully grossed-up and after-tax basis for any such tax penalty or interest (so that the recipient of such reimbursement is held economically harmless) ten business days prior to the date such tax penalty or interest is due and payable by such Member, Vested Former Member or Designated Beneficiary to the government.

6.9    Successors. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform the obligations of the Company under this Plan in the same manner and to the same extent that the Company would have been required to perform such obligations if no such succession had taken place and such assumption shall be an express condition to the consummation of any such purchase, merger, consolidation or other transaction.

6.10    Integration. In the event of any conflict or ambiguity between this Plan and the terms of any employment agreement between a Member or Vested Former Member and the Company or any Change in Control Agreement between a Member or Vested Former Member and the Company (this Plan and any such employment agreement or Change in Control Agreement being collectively referred to herein as the “arrangements”), such conflict or ambiguity shall be resolved in accordance with the terms of that arrangement which are most beneficial to the Member or Vested Former Member; provided, however, that no such resolution of any such conflict or ambiguity shall operate to cause the Member or Vested Former Member to receive duplicate payments or benefits under the arrangements.

Quintiles IMS Holdings, Inc.

By:	/s/ James H. Erlinger III
Name:	James H. Erlinger III
Title:	Executive Vice President,
General Counsel and Secretary
Date:	10/3/2016

Appendix A

Defined terms used in this Appendix A shall have the meanings ascribed to them in the Plan. Except as may be otherwise set forth in an individualized written agreement between the Company and a Member as approved by the Committee, the Basic Rate and Past Service Contributions Rate for any Member shall be determined in accordance with the table set forth below based on such Member’s Entry Age and Past Service. For purposes of calculating any Basic Rate or Past Service Contributions Rate, an interpolated percentage shall be used to determine the rate for any Member whose Entry Age and/or Past Service is between those provided in the following table:

		Past Service Contributions Rate For First 10 Years Of Participation
Entry Age	Basic Rate	1 Year Past Service	3 Years Past Service	5 Years Past Service	10 Years Past Service	15 Years Past Service	20 Years Past Service
40	11.9%	1.0%	3.2%	7.4%	4.9%	4.9%	4.9%
45	12.4%	1.1%	3.5%	5.8%	13.9%	13.9%	13.9%
50	12.9%	1.3%	3.8%	6.3%	12.5%	24.1%	24.1%
55	12.0%	1.6%	4.8%	6.9%	12.3%	21.7%	21.7%

For example, a Member whose Entry Age is 50 and whose Past Service is 3 years, would have: (1) a Basic Rate of 12.9%; plus (2) a Past Service Contributions Rate of 3.8% for the first 10 years of such Member’s participation in the Plan.

Appendix B

Service Counting Rules

(a)    A Member or Vested Former Member shall be credited with Service equal to the total of (i) his or her Period(s) of Service with the Company or an Affiliated Employer and (ii) any Period(s) of Severance that are less than twelve (12) months. Service shall be computed in 1/12ths of a year, with a full month being granted for each completed or partial calendar month. Notwithstanding the foregoing, no month which is included in a Period of Service shall be included in a Period of Severance of less than twelve months for the purpose of determining Service.

(b)    A Member or Vested Former Member shall be credited with Service for Periods of Service completed as an employee of D&B or Cognizant; provided, however, that any such Member or Vested Former Member who was not vested in his or her benefit under the D&B Plan or the Cognizant Plan shall not be credited with Service for Periods of Service completed as an employee of D&B or Cognizant if such Employee incurred a Break in Service prior to his or her employment by the Company or an Affiliated Employer.

(c)    For purposes of sections (a) and (b) of this Appendix B, the following definitions shall apply:

“Break in Service” shall mean a Period of Severance that exceeds five years.

“Cognizant” shall mean Cognizant Corporation.

“Cognizant Plan” shall mean the Cognizant Retirement Plan.

“D&B” shall mean The Dun & Bradstreet Corporation.

“D&B Plan” shall mean the Master Retirement Plan of The Dun & Bradstreet Corporation.

“Employment Commencement Date” shall mean the date on which a Member or Vested Former Member is first credited with an Hour of Service.

“Hour of Service” — A Member or Vested Former Member shall be credited with an Hour of Service for:

(i)    Each hour for which a person is directly or indirectly paid, or entitled to payment, by the Company or an Affiliated Employer for the performance of duties.

(ii)    Each hour for which a person is directly or indirectly paid, or entitled to payment, by the Company or an Affiliated Employer for reasons other than for the performance of duties (such as vacation, holiday, illness, incapacity including disability, jury duty, military duty, leave of absence or layoff).

(iii)    Each hour for which an Employee is not paid or entitled to pay but during which the Employee is absent for a period of military service for which reemployment rights are protected by law, but only if the Employee returns to employment with the Company or an Affiliated Employer within the time required by law.

“Period of Service” shall mean the period of time commencing on the Member’s or Vested Former Member’s Employment Commencement Date or Re-Employment Commencement Date, whichever is applicable, and ending on the Severance Date following such Employment Commencement Date or Re-Employment Commencement Date. Periods of Service shall be computed in 1/l2ths of a year, with a full month being granted for each completed or partial month.

“Period of Severance” shall mean the period of time commencing on a Severance Date and ending on the date the Member or Vested Former Member again performs an Hour of Service for the Company or an Affiliated Employer.

“Re-Employment Commencement Date” shall mean the first date, following a Period of Severance, that the Member or Vested Former Member again performs an Hour of Service for the Company or an Affiliated Employer.

“Severance Date” shall mean the earliest of:

(i)    the date on which the Member or Vested Former Member resigns, is discharged or dies; or

(ii)    the date following a twelve-month period in which the Member or Vested Former Member remains absent from employment (with or without pay) for any reason other than maternity or paternity leave of absence, resignation, discharge or death (such as vacation, holiday, sickness, disability, leave of absence or layoff); or

(iii)    the date following a twenty-four month period in which the Member or Vested Former Member remains absent from employment (with or without pay) for a maternity or paternity leave including:

(A)    the individual’s pregnancy; or

(B)    childbirth; or

(C)    adoption of a child; or

(D)    child care immediately after the birth or adoption of a child;

in the case of a Member or Vested Former Member who is absent from employment beyond the first anniversary of the first day of absence by reason of maternity or paternity leave; provided, however the period between the first and second anniversary will be treated as neither a Period of Severance nor a Period of Service.